Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Third Quarter 2013 Results

Nashville, Tenn., November 5, 2013 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2013.

Key third quarter metrics (all percentage changes compare 3Q 2013 to 3Q 2012 unless noted):

•	Revenues totaled $8.456 billion, an increase of 4.9 percent

•	Net income attributable to HCA Holdings, Inc. totaled $365 million, or $0.79 per diluted share

•	Adjusted EBITDA was $1.603 billion, an increase of 4.6 percent

•	Cash flows from operations increased $245 million, to $900 million from $655 million

•	Same facility equivalent admissions increased 1.1 percent, while same facility admissions increased 0.7 percent

•	Same facility revenue per equivalent admission increased 3.4 percent

HCA Chairman and Chief Executive Officer, Richard M. Bracken, said, “We are pleased with the results of the third quarter. The Company’s many clinical and operating initiatives continue to position our facilities to effectively compete in this changing healthcare environment.”

Revenues in the third quarter totaled $8.456 billion, compared to $8.062 billion in the third quarter of 2012. Third quarter revenue growth was driven by growth in volume and higher revenue per equivalent admission as case mix, or acuity, increased 2.0 percent compared to the prior year.

Same facility equivalent admissions increased 1.1 percent in the third quarter of 2013 compared to the prior year period, while same facility admissions increased 0.7 percent. Same facility emergency room visits increased 0.9 percent in the third quarter of 2013 compared to the prior year period.

Revenue per equivalent admission increased 3.9 percent in the third quarter of 2013 (3.4 percent increase on a same facility basis), primarily reflecting increasing acuity and changes in payor mix. During the third quarter same facility inpatient surgeries increased 2.9 percent while same facility outpatient surgeries increased 0.4 percent compared to the prior year period. The Company’s operating expense per equivalent admission increased 3.1 percent from the prior year’s third quarter (1.9 percent increase on a same facility basis). During the third quarter of

2013, salaries and benefits, supplies and other operating expenses totaled $6.937 billion, or 82.0 percent of revenues, compared to $6.666 billion, or 82.7 percent of revenues, in the third quarter of 2012.

Adjusted EBITDA for the third quarter of 2013 increased 4.6 percent to $1.603 billion compared to $1.533 billion in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release. Net income attributable to HCA Holdings, Inc. totaled $365 million, or $0.79 per diluted share, compared to $360 million, or $0.78 per diluted share, in the third quarter of 2012.

Nine Months Ended September 30, 2013

Revenues for the nine months ended September 30, 2013 totaled $25.346 billion compared to $24.579 billion in the same period of 2012. Net income attributable to HCA Holdings, Inc. was $1.132 billion, or $2.44 per diluted share, compared to $1.291 billion, or $2.81 per diluted share, for the first nine months of 2012. Results for the nine months ended September 30, 2013 include pretax losses on retirement of debt of $17 million, or $0.02 per diluted share, and losses on sales of facilities of $13 million, or $0.02 per diluted share. Results for the nine months ended September 30, 2012 include net favorable Medicare adjustments which increased revenues by $188 million, Adjusted EBITDA by $170 million and diluted earnings per share by $0.22.

Balance Sheet and Cash Flow

As of September 30, 2013, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $484 million, total debt of $28.377 billion, and total assets of $28.393 billion. During the third quarter of 2013, capital expenditures totaled $451 million, excluding acquisitions. In addition, the Company expended $440 million in the third quarter for acquisitions. Net cash provided by operating activities in the third quarter of 2013 totaled $900 million compared to $655 million in the prior year’s third quarter. The increase in cash flows from operating activities included $136 million from changes in working capital items and $51 million from lower income taxes.

As of September 30, 2013, HCA operated 162 hospitals and 114 freestanding surgery centers.

Guidance

The Company now anticipates its Adjusted EBITDA for 2013 to be near the upper-end of its previously issued guidance range of $6.25 to $6.50 billion.

Share Repurchase

Subsequent to quarter end, on November 1, 2013 the Company repurchased approximately $500 million of shares of its common stock (10,656,436 shares in total) from certain of its sponsors utilizing draws under its revolving credit facilities. Amounts shown in this release do not reflect the repurchase and related incurrence of indebtedness.

Earnings Conference Call

HCA will host a conference call for investors at 10:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1023614 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”) and the potential for future deficit reduction legislation that may alter BCA-mandated spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (20) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (21) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2012 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

(Dollars in millions, except per share amounts)

	2013		2012
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$9,411		$8,893
Provision for doubtful accounts	955		831

Revenues	8,456	100.0%	8,062	100.0%
Salaries and benefits	3,916	46.3	3,781	46.9
Supplies	1,457	17.2	1,375	17.1
Other operating expenses	1,564	18.5	1,510	18.7
Electronic health record incentive income	(75)	(0.9)	(131)	(1.6)
Equity in earnings of affiliates	(9)	(0.1)	(6)	(0.1)
Depreciation and amortization	443	5.3	417	5.2
Interest expense	458	5.4	446	5.5
Losses (gains) on sales of facilities	1	—	(7)	(0.1)

	7,755	91.7	7,385	91.6

Income before income taxes	701	8.3	677	8.4
Provision for income taxes	234	2.8	222	2.8

Net income	467	5.5	455	5.6
Net income attributable to noncontrolling interests	102	1.2	95	1.1

Net income attributable to HCA Holdings, Inc.	$365	4.3	$360	4.5

Diluted earnings per share	$0.79		$0.78
Shares used in computing diluted earnings per share (000)	463,569		459,515
Comprehensive income attributable to HCA Holdings, Inc.	$417		$369

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2013 and 2012

(Dollars in millions, except per share amounts)

	2013		2012
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$28,078		$27,245
Provision for doubtful accounts	2,732		2,666

Revenues	25,346	100.0%	24,579	100.0%
Salaries and benefits	11,681	46.1	11,224	45.7
Supplies	4,406	17.4	4,216	17.2
Other operating expenses	4,594	18.1	4,496	18.2
Electronic health record incentive income	(166)	(0.7)	(256)	(1.0)
Equity in earnings of affiliates	(29)	(0.1)	(26)	(0.1)
Depreciation and amortization	1,292	5.0	1,254	5.1
Interest expense	1,392	5.5	1,336	5.4
Losses (gains) on sales of facilities	13	0.1	(4)	—
Loss on retirement of debt	17	0.1	—	—

	23,200	91.5	22,240	90.5

Income before income taxes	2,146	8.5	2,339	9.5
Provision for income taxes	704	2.8	760	3.1

Net income	1,442	5.7	1,579	6.4
Net income attributable to noncontrolling interests	310	1.2	288	1.1

Net income attributable to HCA Holdings, Inc.	$1,132	4.5	$1,291	5.3

Diluted earnings per share	$2.44		$2.81
Shares used in computing diluted earnings per share (000)	463,051		458,822
Comprehensive income attributable to HCA Holdings, Inc.	$1,215		$1,291

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Nine Months
	Third Quarter		Ended September 30,
	2013	2012	2013	2012
Revenues	$8,456	$8,062	$25,346	$24,579
Net income attributable to HCA Holdings, Inc.	$365	$360	$1,132	$1,291
Losses (gains) on sales of facilities (net of tax)	1	(5)	9	(3)
Loss on retirement of debt (net of tax)	—	—	11	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and loss on retirement of debt (a)	366	355	1,152	1,288
Depreciation and amortization	443	417	1,292	1,254
Interest expense	458	446	1,392	1,336
Provision for income taxes	234	220	714	759
Net income attributable to noncontrolling interests	102	95	310	288

Adjusted EBITDA (a)	$1,603	$1,533	$4,860	$4,925

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$0.79	$0.78	$2.44	$2.81
Losses (gains) on sales of facilities	—	(0.01)	0.02	—
Loss on retirement of debt	—	—	0.02	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and loss on retirement of debt (a)	$0.79	$0.77	$2.48	$2.81

Shares used in computing diluted earnings per share (000)	463,569	459,515	463,051	458,822

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and loss on retirement of debt and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and loss on retirement of debt and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and loss on retirement of debt and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including: net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and loss on retirement of debt and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and loss on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and loss on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and loss on retirement of debt and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30,	June 30,	December 31,
	2013	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$484	$462	$705
Accounts receivable, net	4,924	4,915	4,672
Inventories	1,135	1,152	1,086
Deferred income taxes	400	401	385
Other	828	861	915

Total current assets	7,771	7,791	7,763

Property and equipment, at cost	30,472	30,077	29,527
Accumulated depreciation	(17,150)	(16,848)	(16,342)

	13,322	13,229	13,185

Investments of insurance subsidiaries	402	405	515
Investments in and advances to affiliates	125	120	104
Goodwill and other intangible assets	5,832	5,534	5,539
Deferred loan costs	250	264	290
Other	691	591	679

	$28,393	$27,934	$28,075

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,582	$1,657	$1,768
Accrued salaries	1,085	1,036	1,120
Other accrued expenses	1,764	1,871	1,849
Long-term debt due within one year	988	1,456	1,435

Total current liabilities	5,419	6,020	6,172

Long-term debt	27,389	26,744	27,495
Professional liability risks	959	960	973
Income taxes and other liabilities	1,670	1,695	1,776

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(8,376)	(8,823)	(9,660)
Noncontrolling interests	1,332	1,338	1,319

Total deficit	(7,044)	(7,485)	(8,341)

	$28,393	$27,934	$28,075

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2013 and 2012

(Dollars in millions)

	2013	2012
Cash flows from operating activities:
Net income	$1,442	$1,579
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(3,319)	(2,923)
Provision for doubtful accounts	2,732	2,666
Depreciation and amortization	1,292	1,254
Income taxes	158	250
Losses (gains) on sales of facilities	13	(4)
Loss on retirement of debt	17	—
Amortization of deferred loan costs	41	44
Share-based compensation	81	39
Other	(3)	7

Net cash provided by operating activities	2,454	2,912

Cash flows from investing activities:
Purchase of property and equipment	(1,347)	(1,268)
Acquisition of hospitals and health care entities	(463)	(167)
Disposition of hospitals and health care entities	31	17
Change in investments	97	73
Other	8	5

Net cash used in investing activities	(1,674)	(1,340)

Cash flows from financing activities:
Issuance of long-term debt	—	1,350
Net change in revolving credit facilities	630	(875)
Repayment of long-term debt	(1,300)	(689)
Distributions to noncontrolling interests	(308)	(303)
Payment of debt issuance costs	(5)	(20)
Distributions to stockholders	(13)	(983)
Income tax benefits	70	82
Other	(75)	(35)

Net cash used in financing activities	(1,001)	(1,473)

Change in cash and cash equivalents	(221)	99
Cash and cash equivalents at beginning of period	705	373

Cash and cash equivalents at end of period	$484	$472

Interest payments	$1,464	$1,404
Income tax payments, net	$476	$428

HCA Holdings, Inc.

Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2013	2012	2013	2012
Operations:
Number of Hospitals	162	162	162	162
Number of Freestanding Outpatient Surgery Centers	114	112	114	112
Licensed Beds at End of Period	42,038	41,884	42,038	41,884
Weighted Average Licensed Beds	42,005	41,873	41,905	41,801
Reported:
Admissions	432,600	430,500	1,309,800	1,302,000
% Change	0.5%		0.6%
Equivalent Admissions	711,800	705,200	2,128,500	2,117,100
% Change	0.9%		0.5%
Revenue per Equivalent Admission	$11,880	$11,432	$11,908	$11,610
% Change	3.9%		2.6%
Inpatient Revenue per Admission	$11,661	$11,296	$11,731	$11,477
% Change	3.2%		2.2%
Patient Days	2,033,200	2,035,200	6,256,000	6,166,400
% Change	-0.1%		1.5%
Equivalent Patient Days	3,346,100	3,334,000	10,166,000	10,026,500
% Change	0.4%		1.4%
Inpatient Surgery Cases	128,900	124,700	380,100	379,700
% Change	3.4%		0.1%
Outpatient Surgery Cases	215,600	212,300	648,900	649,600
% Change	1.5%		-0.1%
Emergency Room Visits	1,738,100	1,724,000	5,213,800	5,126,600
% Change	0.8%		1.7%
Outpatient Revenues as a
Percentage of Patient Revenues	38.3%	38.4%	37.5%	38.0%
Average Length of Stay	4.7	4.7	4.8	4.7
Occupancy	52.6%	52.8%	54.7%	53.8%
Equivalent Occupancy	86.6%	86.4%	88.9%	87.5%

Same Facility:
Admissions	431,700	428,800	1,306,300	1,297,300
% Change	0.7%		0.7%
Equivalent Admissions	707,500	699,900	2,114,900	2,104,200
% Change	1.1%		0.5%
Revenue per Equivalent Admission	$11,811	$11,423	$11,869	$11,597
% Change	3.4%		2.3%
Inpatient Revenue per Admission	$11,677	$11,318	$11,745	$11,494
% Change	3.2%		2.2%
Inpatient Surgery Cases	128,700	125,100	379,400	379,000
% Change	2.9%		0.1%
Outpatient Surgery Cases	210,000	209,200	633,200	641,300
% Change	0.4%		-1.3%
Emergency Room Visits	1,726,300	1,711,300	5,182,200	5,090,400
% Change	0.9%		1.8%